EXHIBIT 10.71
SECOND AMENDMENT
TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS SECOND AMEDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT, (the “Second Amended and Restated Agreement”), dated as of August 1, 2008 (the “Effective Date”), among Medical Properties Trust, Inc. (the “REIT”), MPT Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), (the REIT and the Operating Partnership being herein referred to collectively as the “Company”), and William G. McKenzie (the “Employee”):
     WHEREAS, the REIT is a limited partner and, through its wholly owned limited liability company, Medical Properties Trust, LLC (the “LLC”), the sole general partner of the Operating Partnership:
     WHEREAS, the Employee and the Company entered into an Amended and Restated Employment Agreement dated as of September 10, 2003, as amended by the First Amendment to Employment Agreement dated as of September 29, 2006 (the “Previous Agreement”); and
     WHEREAS, the parties desire to supersede the Previous Agreement and substitute in lieu thereof this Second Amendment to Amended and Restated Employment Agreement.
     NOW, THEREFORE, the Company and the Employee, in consideration of the respective covenants set out below, hereby agree to the provisions of this Second Amendment to Amended and Restated Agreement as follows:
1. EMPLOYMENT.
     (a) POSITIONS, The Employee shall be employed by the Operating Partnership as a part time employee and shall also serve as Vice-Chairman of the Board of Directors of the REIT (the “Board”), on a part-time basis as provided below.
     (b) DUTIES. During the term of this Second Amendment to Amended and Restated Agreement, the Employee shall perform such duties and tasks as the Company shall reasonably request from time to time, including, without limitation, (i) serving as the Vice-Chairman of the Board, (ii) assisting the Company with strategic planning, marketing, acquisition of healthcare properties and other managerial functions from time to time, (iii) speaking at seminars, lectures and other public and private engagements, and (iv) such other duties and tasks concerning the ownership and leasing of healthcare properties (collectively, the “Services”) as the Chief Executive Officer and the Board shall from time to time reasonably assign to the Employee. The Employee shall be available as needed, and as directed by the Chief Executive Officer, to provide services during each month during the Term (as herein defined).
2. TERM. This Second Amendment to Amended and Restated Agreement shall be effective as of the Effective Date and shall continue in full force and effect thereafter for a term of one (1) years following the Effective Date and shall be automatically extended for an additional one (1) year period on each one (1) year anniversary of the Effective Date, including an anniversary that occurs within the initial one (1) year term (the last day of each such one (1) year period ending on an anniversary of the Effective Date is referred to herein as a “Term Date”), unless either party gives notice of non-renewal not later than sixty (60) days prior to a Term Date by providing written notice to the other party of such party’s intent not to renew (in which case the Second Amendment to Amended and Restated Agreement shall not be so automatically extended for such additional one (1) year period and shall terminate at the conclusion of the remaining unextended Term), or it is sooner terminated pursuant to Sections 7 or 8, but for purposes of all compensation and benefits payable pursuant to Sections. 3 through 5 hereof the Term shall be deemed to commence as of August 1, 2008.
3. COMPENSATION.
     (a) BASE SALARY. The Company shall pay the Employee a Base Salary that shall be payable in periodic installments according to the Company’s normal payroll practices, but no less frequently than monthly. The initial Base Salary shall be $60,000 per year. The Chief Executive Officer may review the Base Salary from time to time to determine whether and to what extent the Base Salary should be increased, but shall be under no obligation to do so. The Base Salary shall not be decreased during the Term. For purposes of this Agreement, the term “Base Salary” shall mean the amount established and adjusted from time to time pursuant to this Section 3.
     (b) INCENTIVE AWARDS: ANNUAL INCENTIVE BONUS. The Employee shall be entitled to receive an annual cash incentive bonus for each fiscal year during the term of this Second Amendment to Amended and Restated Agreement consistent with such bonus policy as may be adopted by the Company (“Bonus Policy”). The amount of the bonus, if any, shall determined by the Chief Executive Officer based on the Employee’s contribution to the Company’s performance.
4. STOCK BASED AWARDS. The REIT has established the 2004 Equity Incentive Plan, as amended from time to time, (the “Equity Incentive Plan”) which provides for the grants of options to acquire shares of the Company’s $.001 par value common stock (the “Common Shares”), awards of restricted Common Shares and awards of stock appreciation rights, and performance units. The Employee shall be eligible to receive stock based awards as approved by the Compensation Committee and in accordance with the Equity Incentive Plan. The vesting of any restricted Common Shares shall be governed by the Equity Incentive Plan; provided, however, that the Employee will be 100% vested and all restrictions will lapse upon (i) a Change of Control (as defined herein), (ii) the Employee’s death, or (v) his becoming Permanently Disabled (as defined herein). The Common Shares issued as Restricted Share Grants will have voting and dividend rights, and, following the restriction period, shall be registered and fully transferable by the Employee.
5. EXPENSES AND INSURANCE.
     (a) DIRECTORS AND OFFICERS INSURANCE. During the Term, the Employee shall be entitled to director and officer insurance coverage for his acts and omissions while an employee and director of the Company on a basis no less favorable to him than the coverage provided to any other then current employees and directors.
     (b) EXPENSES, OFFICE AND SECRETARIAL SUPPORT. The Employee shall be entitled to reimbursement of all reasonable expenses, in accordance with the Company’s policy as in effect from time to time and on a basis no less favorable than that applicable to any other employees of the Company, including, without limitation, telephone, travel and entertainment expenses incurred by the Employee in connection with the business of the Company, promptly upon the presentation by the Employee of appropriate documentation. The Employee shall also be entitled to appropriate office space, administrative support, and such other facilities and services as are suitable to the Employee’s positions and adequate for the performance of the Employee’s duties.
6. CHANGE OF CONTROL.
     (a) CHANGE OF CONTROL. For purposes of this Second Amendment to Amended and Restated Agreement, a “Change of Control” will be deemed to have taken place upon the occurrence of any of the following events:
          (i) any person, entity or affiliated group, excluding the REIT or any employee benefit plan of the REIT, acquiring more than 50% of the then outstanding voting shares of the REIT,
          (ii) the consummation of any merger or consolidation of the REIT into another company, such that the holders of the voting shares of the REIT immediately prior to such merger or consolidation own less than 50% of the voting power of the securities of the surviving company or the parent of such surviving company, or
          (iii) the complete liquidation of the REIT or the sale or disposition of all or substantially all of the REIT’s assets, such that after the transaction, the holders of the voting shares of the REIT immediately prior to the transaction own less than 50% of the voting securities of the acquiror or the parent of the acquiror.
     (b) CERTAIN BENEFITS UPON A CHANGE OF CONTROL. In the event of a Change of Control, the Employee shall become 100% vested in the stock options and restricted Common Shares awarded under the Equity Incentive Plan (or any other or successor plan) and, if the Employee voluntarily terminates his employment Without Good Reason after the Change of Control, then the Employee shall have whatever remaining period under the options following the Change of Control in which to exercise his vested stock options, including those stock options that vested upon the Change of Control.
     (c) EXCISE TAX.
          (i) In the event that any payment or benefit received or to be received by the Employee in connection with a termination of the Employee’s employment (whether pursuant to the terms of this Second Amendment to Amended and Restated Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change in control or any person affiliated with the Company or such person) (all such payments and benefits being hereinafter called “Total Payments”), such that the Employee will be subject (in whole or in part) to the excise tax imposed under Code Section 4999 (“Excise Tax”) on such payments and benefits, then the Company shall pay to the Employee an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Employee, after deduction of the Excise Tax and any federal, state and local tax on the Gross-Up Payment, will be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee’s residence on such date, net of the maximum deduction in federal income taxes which could be obtained from deduction of such state and local taxes.
          (ii) The Employee or the Company may request, prior to the time any payments under this Second Amendment to Amended and Restated Agreement are made, a determination of whether any or all of the Total Payments will be subject to the Excise Tax and, if so, the amount of such Excise Tax and the federal, state and local tax imposed on the Gross-Up Payment. If such a determination is requested, it shall be made promptly, at the Company’s expense, by tax counsel selected by the Employee and approved by the Company (with such approval not being unreasonably withheld), and such determination shall be conclusive and binding on both parties. The Company agrees to provide any information reasonably requested by such tax counsel. Tax counsel may engage accountants or other experts, at the Company’s expense, to the extent deemed necessary or advisable for them to reach a determination. For these purposes, the term “tax counsel” shall mean a law firm with expertise in federal income tax matters.
          (iii) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Employee will repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment, without any interest thereon. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder, the Company will make an additional Gross-Up Payment in respect of such excess and in respect of any portion of the Excise Tax with respect to which the Company had not previously made a Gross-Up Payment (plus any interest, penalties or additions payable by the Employee with respect to such excess and such portion) at the time that the amount of such excess is finally determined, without any interest thereon.
          (iv) Each party agrees to notify the other party, in writing, of any claim that, if successful, would require the payment by the Company of a Gross-Up Payment or might entitle the Company to a refund of all or part of any previous Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Employee or Company is informed in writing of such claim or otherwise becomes aware of such claim. If notice of the claim arose as a result of a claim made against the Employee by a taxing authority, Employee shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives notice to the Company. If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall: (A) give the Company any information reasonably requested by the Company relating to such claim, (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Employee and approved by the Company (with such approval not being unreasonably withheld), (C) cooperate with the Company in good faith in order to effectively contest such claim, and (D) permit the Company to reasonably participate in any proceedings relating to such claim. The Company shall bear and pay directly all costs and expenses (including legal fees and additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax

(including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.
          (v) Notwithstanding the foregoing, the Company shall control all audits and proceedings taken in connection with any claim, audit or proceeding involving Excise Taxes or Gross-Up Payments and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of any such claim, audit or proceeding and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the tax in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such tax and sue for a refund, the Company shall advance the amount of such payment to the Employee, (including interest or penalties with respect thereto) and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance. The Company shall be required to consult with and keep the Employee fully apprised of developments and actions being considered or taken with respect to such claim, audit or proceeding. The Company’s control of the contest shall be limited to issues with respect to which such a Gross-Up Payment would be payable or refundable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue. Each party agrees to keep the other party fully apprised of developments concerning such claim, audit or proceeding and to cooperate with the other in good faith in order to effectively resolve such claim, audit or proceeding.
          (vi) For purposes of this Subsection (c), a determination of whether a payment is subject to Excise Taxes, including but not limited to, a determination of Change in Control, shall be made pursuant to Code Section 280G.
7. TERMINATION. The employment of the Employee by the Company pursuant to this Second Amendment to Amended and Restated Agreement shall terminate upon the occurrence of any of the following:
     (a) DEATH OR PERMANENT DISABILITY. Immediately upon the death or a determination of Permanent Disability of the Employee. As used in this Amended and Restated Agreement, “Permanent Disability” shall mean an inability due to a physical or mental impairment to perform the material services contemplated under this Amended and Restated Agreement for a period of six (6) months, whether or not consecutive, during any 365-day period. A determination of Permanent Disability shall be made by a physician satisfactory to both the Employee and the Company, provided that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Permanent Disability shall be binding on all parties. The appointment of one or more individuals to carry out the offices or duties of the Employee during a period of the Employee’s inability to perform such duties and pending a determination of Permanent Disability shall not be considered a breach of this Second Amended and Restated Agreement by the Company. Upon a termination of employment due to death or permanent disability, the Employee shall become 100% vested in his stock options and restricted Common Shares awarded under the Equity Incentive Plan. In the event of termination of employment due to death, the Employee’s personal representative shall have whatever remaining period under the options following the Employee’s death in which to exercise his vested stock options, including those stock options that vested on death. The Employee shall not be due any accrued bonus or other benefits following termination of his employment by reason of death or permanent disability.
     (b) FOR CAUSE. At the election of the Company, immediately upon written notice by the Company to the Employee of his termination for Cause. For purposes of this Amended and Restated Agreement, Cause shall exist solely in the event of (i) the conviction of the Employee of, or the entry of a plea of guilty or nolo contendere by the Employee to, a felony (exclusive of any felony relating to negligent operation of a motor vehicle and also exclusive of a conviction, plea of guilty or nolo contendere arising solely under a statutory provision imposing criminal liability upon the Employee on a per se basis due to the Company offices held by the Employee, so long as any act or omission of the Employee with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the Board or Chief Employee Officer), (ii) a willful breach of his duty of loyalty which is materially detrimental to the Company, (iii) a willful failure to materially perform or materially adhere to explicitly stated duties that are consistent with the terms of this Amended and Restated Agreement, or the Company’s reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies,including, without limitation, any business code of ethics adopted by the Board, or to follow the lawful directives of the Board or the Chief Executive Officer (provided such directives are consistent with the terms of this Amended and Restated Agreement), which, in any such case, continues for thirty (30) days after written notice from the Board or the Chief Executive Officer to the Employee, or (iv) gross negligence or willful misconduct in the material performance of the Employee’s duties. For purposes of this Section 7(b), no act, or failure to act, on the Employee’s part will be deemed “gross negligence” or “willful misconduct” unless done, or omitted to be done, by the Employee not in good faith and without a reasonable belief that the Employee’s act, or failure to act, was in the best interest of the Company. The Employee shall not be due any accrued bonus or other benefits, and shall forfeit all accrued stock options and unvested restricted Common Shares awarded under the Equity Incentive Plan, following termination of his employment for Cause.
     (c) WITHOUT GOOD REASON. At the election of the Employee, Without Good Reason, upon thirty (30) days prior written notice to the Company. For purposes of this Second Amendment to Amended and Restated Agreement, “Without Good Reason” for termination shall be deemed to exist in any and all situations in which the Employee’s employment is terminated by the Employee. The Employee shall not be due any accrued bonus or other benefits, and shall forfeit all accrued stock options and unvested restricted Common Shares awarded under the Equity Incentive Plan, following termination of his employment Without Good Reason.
     (d) TERMINATION OF AUTHORITY. Immediately upon the Employee terminating or being terminated from his employment with the Company for any reason, notwithstanding anything else appearing in this Second Amendment to Amended and Restated Agreement or otherwise, the Employee will stop serving the functions of his terminated or expired positions, and shall be without any of the authority or responsibility for such positions. On request of the Board at any time following his termination of employment for any reason, the Employee shall resign from the Board if then a member.
8. TERMINATION BY THE COMPANY WITHOUT CAUSE OR FOR FAILURE TO RENEW CONTRACT. If the employment of the Employee should be terminated by the Company for any reason other than Cause, including failure to renew this Second Amended and Restated

Agreement, as may be amended from time to time, then the Company shall pay compensation and benefits for the Employee as follows:
          (i) any Base Salary, Incentive Bonus, expense reimbursements and all other compensation related payments that are payable as of the effective date of the termination of his employment that are related to the period of his employment preceding the effective date of the termination of his employment, including pay in lieu of accrued, but unused, vacation, and
          (ii) the prorated amount of the Incentive Bonus for the year in which the termination of employment occurs, pro rated for the portion of such year during which the Employee was employed prior to the effective date of the termination of his employment, and
          (iii) any remaining amount of Base Salary payable to the Employee through the end of the then current term of this Amended and Restated Agreement.
Furthermore:
          (v) Any restricted stock awarded to the Employee under the Equity Incentive Plan (or any other or successor plan) shall continue to vest on the same schedule and according to the same terms as such grants would have vested had his employment not been terminated by the Company, and the Employee shall have whatever period remains under any outstanding stock options to exercise those options despite the termination of his employment.
9. CONFIDENTIAL INFORMATION. The Employee recognizes and acknowledges that certain assets of the Company constitute Confidential Information. The term “Confidential Information” as used in this Second Amendment to Amended and Restated Agreement shall mean all information which is known only to the Employee or the Company, other employees of the Company, or others in a confidential relationship with the Company, and relating to the Company’s business including, without limitation, information regarding clients, customers, pricing policies, methods of operation, proprietary Company programs, sales products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets, as such information may exist from time to time, which the Employee acquired or obtained by virtue of work performed for the Company, or which the Employee may acquire or may have acquired knowledge of during the performance of said work. The Employee shall not, during the Term and for a period of three (3) years thereafter disclose all or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, or as otherwise required by law, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by the Employee of his confidentiality obligations hereunder by law or in any judicial or administrative proceeding (in which case, the Employee shall provide the Company with notice). In the event of the termination of his employment, whether voluntary or involuntary and whether by the Company or the Employee, the Employee shall deliver to the Company all documents and data pertaining to the Confidential Information and shall not retain any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information. The Company acknowledges that prior to his employment with the Company, the Employee has lawfully acquired extensive knowledge of the industries and businesses in which the Company engages in business, and that the provisions of this Section 9 are not intended to restrict the Employee’s use of such previously acquired knowledge.
     In the event that the Employee receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Confidential Information, the Employee agrees to (a) promptly notify the Company in writing of the existence, terms and circumstances surrounding such request or requirement, (b) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or requirement, and (c) assist the Company in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof the Employee shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by the Employee not permitted by this Second Amendment to Amended and Restated Agreement.
10. NON-COMPETITION AND NONSOLICITATION. During the Term and for a period of eighteen (18) calendar months after the termination of the Employee’s employment (the “Non-Compete Period”), the Employee shall not, directly or indirectly, either as a principal, agent, independent contractor, employee, employer, stockholder, partner or in any other capacity whatsoever: (a) engage or assist others engaged, in whole or in part, in any business which is engaged in a business or enterprise involving the ownership, leasing or management of healthcare real estate (it being understood that the activity of operating a healthcare operating company which owns its own healthcare real estate is not so prohibited) or (b) without the prior consent of the Board, employ or solicit the employment of, or assist others in employing or soliciting the employment of, any individual employed by the Company (other than the Employee’s personal assistant or Employee’s secretary) at any time while the Employee was employed by the Company; provided, however, that the non-competition provisions and restrictions of this Section 10 shall not apply to Gilliard Property Trust, an entity that the Employee either has established or will establish for purposes of dealing with the real estate aspects of Gilliard Health Services, Inc. and other personal real estate holdings; further provided, however, that the Employee may not use Gilliard Property Trust, or any other entity, to offer real estate services to any person who is not a principal in his family business.
     Nothing in this Section 10 shall impede, restrict or otherwise interfere with Employee’s management and operation of those companies and businesses he owned, operated or controlled at the date of this Second Amendment to Amended and Restated Agreement that were not transferred to or purchased by the Company or the REIT, provided such activities do not materially detract from the Employee’s performance of his duties hereunder. Further, nothing in this Section 10 shall prohibit Employee from making any passive investment in a public company, where he is the owner of five percent (5%) or less of the issued and outstanding voting securities of any entity, provided such ownership does not result in his being obligated or required to devote any managerial efforts.
     The Employee agrees that the restraints imposed upon him pursuant to this Section 10 are necessary for the reasonable and proper protection of the Company and its subsidiaries and affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The parties further agree that, in the event that any provision of this Section 10 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.
11. DISPUTES.
     (a) EQUITABLE RELIEF. The Employee acknowledges and agrees that upon any breach by the Employee of his obligations under Sections 9 or 10 hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.
     (b) LEGAL FEES. The Company shall pay or promptly reimburse the Employee for the reasonable legal fees and expenses incurred by the Employee in successfully enforcing or defending any right of the Employee pursuant to this Second Amendment to Amended and Restated
Agreement even if the Employee does not prevail on each issue.
12. INDEMNIFICATION. The Company shall indemnify the Employee, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Employee, including the cost of legal counsel selected and retained by the Employee in connection with any action, suit or proceeding to which the Employee may be made a party by reason of the Employee being or having been an officer, director, or employee of the Company.
13. COOPERATION IN FUTURE MATTERS. The Employee hereby agrees that for a period of eighteen (18) months following his termination of employment he shall cooperate with the Company’s reasonable requests relating to matters that pertain to the Employee’s employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration the Employee’s other commitments, and the Employee shall be compensated at a reasonable hourly or per diem rate to be agreed upon by the parties to the extent such cooperation is required on more than an occasional and limited basis. The Employee shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of the Employee would conflict with his rights under or ability to enforce this Second Amendment to Amended and Restated Agreement.
14. GENERAL.
     (a) NOTICES. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified in writing to the other party hereto, in accordance with this Section 14(a).
     If to the Company, to:
1000 Urban Center Drive
Suite 501

Birmingham, Alabama 35242
     If to the Employee, at his last residence shown on the records of the Company.
Any such notice shall be effective (i) if delivered personally, when received, (ii) if sent by overnight courier, when receipted for, (iii) if mailed, five (5) days after being mailed, and (iv) on confirmed receipt if sent by written telecommunication or telecopy, provided a copy of such communication is sent by regular mail, as described above.
     (b) SEVERABILITY. If any provision of this Second Amendment to Amended and Restated Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.
     (c) WAIVERS. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.
     (d) COUNTERPARTS. This Second Amendment to Amended and Restated Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Second Amendment to Amended and Restated Agreement, it shall not be necessary to produce or account for more than one such counterpart.
     (e) ASSIGNS. This Second Amendment to Amended and Restated Agreement shall be binding upon and inure to the benefit of the Company’s successors and the Employee’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Second Amendment to Amended and Restated Agreement shall not be assignable by the Employee, it being understood and agreed that this is a contract for the Employee’s personal services. This Second Amendment to Amended and Restated Agreement shall not be assignable by the Company except that the Company shall assign it in connection with a transaction involving the succession by a third party to all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise). When assigned to a successor, the assignee shall assume this Second Amendment to Amended and Restated
Agreement and expressly agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of such an assignment. For all purposes under this Second Amendment to Amended and Restated Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that executes and delivers the assumption agreement described in the immediately preceding sentence or that becomes bound by this Second Amendment to Amended and Restated Agreement by operation of law.
     (f) ENTIRE AGREEMENT. This Second Amendment to Amended and Restated Agreement contains the entire understanding of the parties, supersedes and terminates all prior agreements (including the Previous Agreement) and understandings, whether written or oral, relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by the Employee and a duly authorized representative of the Company (other than the Employee).

     (g) GOVERNING LAW. This Second Amendment to Amended and Restated Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.
     (h) CONSTRUCTION. The language used in this Second Amendment to Amended and Restated Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of sections of this Second Amendment to Amended and Restated Agreement are for convenience of reference only and shall not affect its meaning or construction. Whenever any word is used herein in one gender, it shall be construed to include the other gender, and any word used in the singular shall be construed to include the plural in any case in which it would apply and vice versa.
     (i) PAYMENTS AND EXERCISE OF RIGHTS AFTER DEATH. Any amounts payable hereunder after the Employee’s death shall be paid to the Employee’s designated beneficiary or beneficiaries, whether received as a designated beneficiary or by will or the laws of descent and distribution. The Employee may designate a beneficiary or beneficiaries for all purposes of this Agreement, and may change at any time such designation, by notice to the Company making specific reference to this Second Amendment to Amended and Restated Agreement. If no designated beneficiary survives the Employee or the Employee fails to designate a beneficiary for purposes of this Second Amendment to Amended and Restated Agreement prior to his death, all amounts thereafter due hereunder shall be paid, as and when payable, to his spouse, if she survives the Employee, and otherwise to his estate.
     (j) CONSULTATION WITH COUNSEL. The Employee acknowledges that he has had a full and complete opportunity to consult with counsel or other advisers of his own choosing concerning the terms, enforceability and implications of this Second Amendment to Amended and Restated Agreement, and that the Company has not made any representations or warranties to the Employee concerning the terms, enforceability and implications of this Second Amendment to Amended and Restated Agreement other than as are reflected in this Agreement.
     (k) WITHHOLDING. Any payments provided for in this Second Amendment to Amended and Restated Agreement shall be paid net of any applicable income tax withholding required under federal, state or local law.
     (l) SURVIVAL. The provisions of Sections 6, 7, 8, 9, 10, 11, 12, and 13 shall survive the termination of this Second Amendment to Amended and Restated Agreement.
{Signatures to appear on the following page.}

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Second Amendment to Amended and Restated Agreement to be duly executed as of the date first above written.

OPERATING PARTNERSHIP:	EMPLOYEE:
MPT OPERATING PARTNERSHIP,L.P.
BY: MEDICAL PROPERTIES TRUST, LLC ITS: GENERAL PARTNER	/s/ William G. McKenzie William G. McKenzie
BY: MEDICAL PROPERTIES TRUST, INC.
ITS SOLE MEMBER	Dated: 2/26/09

By: Name: Title:	/s/ Edward K. Aldag, Jr. Edward K. Aldag, Jr. Chairman, President & CEO
Dated:	2/27/09

REIT:

MEDICAL PROPERTIES TRUST, INC.

By:	/s/ Edward K. Aldag, Jr.

Name: Title:	Edward K. Aldag, Jr. Chairman, President & CEO
Dated:	2/27/09